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EXHIBIT 99.1

PRESS RELEASE
For Immediate Release

WASTE SERVICES ANNOUNCES FILING OF COMPLAINT
AGAINST WASTE MANAGEMENT, INC.

BURLINGTON, Ontario, March 3, 2005 / PRNewswire-FirstCall / — Waste Services, Inc. (Nasdaq: WSII) announced that it has filed a complaint today in the United States District Court in the Middle District of Florida (Orlando) against Waste Management Inc., the largest provider of waste disposal services in North America. The complaint alleges that Waste Management sought to prevent Waste Services from establishing itself as an effective competitor to Waste Management in the State of Florida by tortiously interfering with Waste Services' business relationships and committing antitrust violations under both Federal and Florida law. Waste Services seeks in excess of $25 million in damages and, if successful, Waste Management would be liable for treble that amount — in excess of $75 million — under the antitrust laws.

The action is based on the efforts of Waste Management to prevent Waste Services from owning and operating the Omni landfill in the Orlando area. The complaint alleges that Maurice A. Myers, the Chairman and Chief Executive Officer of Waste Management, told one of Waste Services' bankers that a loan that was to be provided to Waste Services to permit Waste Services to purchase the landfill should not be made and that, as a result, that loan was not made. Similarly, in Florida, Waste Management tried to convince the then owners of the landfill not to complete the contract to sell the landfill to Waste Services. Despite these actions by Waste Management, Waste Services was able to obtain financing from another source and was able to complete the purchase of the landfill. In doing so, however, Waste Services was injured in an amount in excess of $25 million.

Waste Management's conduct, as alleged in the complaint, was not only tortious conduct but consisted of anti-competitive acts taken with the specific intent to monopolize business and foreclose competition, in violation of Section 2 of the Sherman Act, the federal antitrust statute, as well as the Florida antitrust laws.

Waste Services' Chairman and Chief Executive Officer, David Sutherland-Yoest, stated: "After a great deal of consideration, our directors have instructed management to pursue this complaint to protect the interests of our shareholders."

Waste Services, Inc., a Delaware corporation, is a multi-regional integrated solid waste services company that provides collection, transfer, disposal and recycling services in the United States and Canada. This press release and the complaint may be obtained in the Form 8-K available on the company's web site at http://www.wasteservicesinc.com. Information on the company's web site does not form part of this press release.

For information contact:

Ivan R. Cairns, Executive Vice President
Waste Services, Inc.
905-319-1237

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EXHIBIT 99.1
WASTE SERVICES ANNOUNCES FILING OF COMPLAINT AGAINST WASTE MANAGEMENT, INC.